ARTICLES OF CORRECTION

                 TO THE CERTIFICATE OF AMENDMENT

               TO THE ARTICLES OF INCORPORATION OF

                       CRAFTCLICK.COM, INC.


          We, the undersigned, Sandip Seth, President, and Maninder Singh, Secretary, of CraftClick.com., Inc., a Utah corporation (the "Corporation"), do hereby certify:

          Pursuant to the provisions of Section 16-10A-124 of the Utah
Revised Business Corporation Act, the undersigned Corporation hereby corrects the Certificate of Amendment filed September 27, 2000, a copy of which is attached hereto and incorporated herein by reference. The attached Certificate of Amendment reflects that there are 100,000 Series A Convertible Preferred Stock authorized and 4,900,000 Series B Convertible Preferred Stock authorized, which is incorrect. There are 139,000 shares of Series A Convertible Preferred Stock and 4,861,000 shares of Series B Convertible Preferred Stock authorized. The following sets forth the correct amendment to the Corporation's Articles of Incorporation:

          ARTICLE 4. AUTHORIZATION OF CAPITAL STOCK: The amount of the total authorized capital stock of the Corporation shall be:

          A. Three Hundred Million (300,000,000) shares of common stock with a $0.001 par value;

          B. Five Million (5,000,000) shares of preferred stock with a $0.001 par value. The Board of Directors has the right to set the series, classes, rights, privileges and preferences of the preferred stock or any class or series thereof.

              Series A Convertible Preferred Stock

               139,000 shares of Series A Convertible Preferred Stock with the following rights, privileges and preferences set by the Board of Directors:

               Voting: Will be together as a single class with holders of common stock, with each share of preferred stock being entitled to cast a number of votes equal to the number of shares of common stock into which it is convertible (initially 10);

               Optional Conversion: The preferred stock is convertible at any time at the option of the holders thereof, at the rate of ten (10) shares of common stock for each share of preferred stock;

               Automatic Conversion: The preferred stock will automatically convert into shares of common stock in accordance with the above conversion rate in the event that the Corporation consummates a secondary public offering of its common stock with gross proceeds of $5,000,000 or more;

               Anti-dilution Adjustments: In the event the Corporation issues shares of common stock at a price per share less than the Conversion Price then in effect, then the Conversion Rate will be adjusted on a weighted-average formula basis; provided however, that this provision will not apply to specified exempted issuances, including shares of common stock issued upon (i) the exercise of presently outstanding or future options and warrants, or (ii) the exercise of future options issued under any Corporation Incentive and Nonqualified Stock Option Plan ( or any successor thereto). A similar adjustment to the Conversion Rate will occur in the event of stock splits, stock dividends and similar events;

               Liquidation Preference: Holders of preferred stock will, upon liquidation, dissolution or winding-up of the Corporation, in preference to the holders of common stock, be entitled to receive an amount equal to the issue price per share of preferred stock. If assets are insufficient to make such payment in full, a ratable distribution per share of preferred stock of the available assets will be made among the holders of preferred stock.

                    Series B Convertible Preferred Stock

               4,861,000 shares of Series B Convertible Preferred Stock with the following rights, privileges and preferences set by the Board of Directors:

               Voting: Will be together as a single class with holders of common stock, with each share of preferred stock being entitled to cast 20 votes per share; and

               Optional Conversion: The preferred stock is convertible at any time at the option of the holders thereof, at the rate of one (1) share of common stock for each share of preferred stock.

          Leaving all other provisions of the attached Certificate of Amendment the same.

          IN WITNESS THEREOF, the undersigned officers of the Corporation, certifying that the foregoing is true and correct under penalty of perjury, have set their hands this 28th day of September, 2000.

                              /s/ Sandip Seth
                              Sandip Seth, President

                              /s/ Maninder Singh
                              Maninder Singh, Secretary